Exhibit 99.2

PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 22nd day of December, 2020, by and between RenaissanceRe Ventures Ltd., a company organized and existing under the laws of Bermuda (the “Seller”), and Griffin Highline Capital LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Purchaser”).

RECITALS

WHEREAS, the Seller is the record and beneficial owner of 595,238 shares of common stock, $0.01 par value, of the Company (the “Shares”); and

WHEREAS, the Seller purchased the Shares pursuant to that certain Purchase Agreement, dated as of April 18, 2016, by and between the Seller and Kingstone Companies, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 15 Joys Lane, Kingston, New York 12401; and

WHEREAS, Seller desires to sell the Shares to Purchaser, and the Purchaser desires to purchase the Shares from Seller, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. Authorization of Sale of the Shares. Subject to the terms and conditions of this Agreement, the Seller has authorized the sale of the Shares.

SECTION 2. Agreement to Sell and Purchase the Shares. At the Closing (as defined in Section 3), the Seller will, subject to the terms of this Agreement, sell to the Purchaser and the Purchaser will buy from the Seller, upon the terms and conditions hereinafter set forth, the Shares for an aggregate purchase price of $3,720,237.50 (the “Purchase Price”).

SECTION 3. Delivery of the Shares at the Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at the offices of Haynes and Boone LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas, 75219, on or before January 22, 2021, or on such later date or at such different location as the parties shall agree in writing, but not prior to the date that the conditions for Closing set forth below have been satisfied or waived by the appropriate party (the “Closing Date”).

At the Closing, the Purchaser shall deliver, in immediately available funds, the full amount of the Purchase Price by wire transfer to an account designated by the Seller and the Seller shall deliver to the Purchaser (or its designated custodian per its delivery instructions) one or more stock certificates registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser in writing, representing the Shares.

3.1. Conditions Precedent for all Parties. Each party’s obligation to consummate the transactions contemplated herein shall be subject to the following condition which may be waived by the parties jointly: no governmental agency or body, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order (in each case, whether temporary, preliminary or permanent) which is in effect and prevents or prohibits consummation of the transactions contemplated by this Agreement and no litigation or court or administrative proceeding shall be pending against any of the parties by any governmental agency or body or third party seeking to restrain, enjoin, prevent or otherwise prohibit consummation of the transactions contemplated hereby.

3.2. Conditions Precedent for the Seller. The Seller’s obligation to complete the purchase and sale of the Shares and deliver such stock certificates to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Seller: (a) following the Purchaser’s receipt of the Shares, receipt by the Seller of same-day funds in the full amount of the Purchase Price; and (b) the accuracy in all material respects of the representations and warranties set forth in Section 5 made by the Purchaser as of the Closing Date and the fulfillment of any and all undertakings of the Purchaser prior to the Closing.

3.3. Conditions Precedent for the Purchaser. The Purchaser’s obligation to accept delivery of such stock certificates and to pay for the Shares evidenced thereby shall be subject to the following conditions:

(a) each of the representations and warranties of the Seller made herein shall be accurate in all material respects as of the Closing Date;

(b) the fulfillment of those undertakings of the Seller to be fulfilled prior to Closing;

(c) the Common Stock shall not have been suspended, as of the Closing Date, by the Securities and Exchange Commission (the “Commission”) or the Nasdaq Stock Market (“NASDAQ”) from trading on NASDAQ nor shall suspension by the Commission or NASDAQ have been threatened, as of the Closing Date, either (A) in writing by the Commission or NASDAQ or (B) by falling below the minimum listing maintenance requirements of NASDAQ; and

(d) since the date hereof, there shall not be any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or its subsidiaries, the Seller (or its affiliates), the Purchaser (or its affiliates) or the transactions contemplated by this Agreement, by any insurance regulatory authorities which imposes any restriction or condition on the Company or its subsidiaries, the Seller or any of its affiliates, or the Purchaser or any of its affiliates that is materially and unreasonably burdensome on the Company’s business following the Closing or on the Seller or the Purchaser (or any of their respective affiliates) or would reduce the economic benefits of the transactions contemplated by this Agreement to the Purchaser to such a degree that the Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date hereof.

SECTION 4. Representations, Warranties and Covenants of the Seller. The Seller hereby represents and warrants to, and covenants with, the Purchaser as follows:

4.1. Organization; Good Standing and Qualification. The Seller (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.2. Authorization; Enforceability. The Seller has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3. Ownership. Seller is the record and beneficial owner of the Shares and has power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to the Shares, free and clear of all claims, pledges, security interests, encumbrances, agreements, voting trusts, options, liens, proxies and other arrangements or restrictions of any kind (collectively, “Liens”). Upon delivery of and payment for the Shares at the Closing, the Purchaser will acquire good and valid title to all of the Shares, free and clear of all Liens.

4.4. Non-Contravention.

(a) The making and performance of this Agreement by the Seller and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of the Seller or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Seller is a party or, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Seller.

(b) No consent, approval, authorization or other order of, or notice to, registration, declaration or filing with, exemption or review by, or expiration or termination of any statutory waiting period of, any court, regulatory body, administrative agency or other governmental agency or body is required on the part of the Seller for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) There is not in effect any order enjoining or restraining the Seller from entering into or engaging in any of the transactions contemplated by this Agreement.

4.5. Transfer Taxes. On the Closing Date, all stock transfer or other similar taxes (other than income taxes) that are required to be paid in connection with the sale and transfer of the Shares to be sold to the Purchaser hereunder will have been, fully paid or provided for by the Seller and all laws imposing such taxes will have been fully complied with.

SECTION 5. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to, and covenants with, the Seller that:

5.1. Experience. The Purchaser is knowledgeable, sophisticated and experienced in financial and business matters, in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and comparable entities, and has the ability to bear the economic risks of an investment in the Shares. In entering into this Agreement, the Purchaser has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon the Seller or the Company except to the extent specified in this Agreement. The Purchaser is acquiring the Shares for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares in violation of applicable law, and the Purchaser has no present or contemplated agreement, undertaking, arrangement obligation, indebtedness, or commitment providing for the distribution or sale thereof. The Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, pledged or otherwise transferred by the Purchaser without compliance with the registration provisions of the Securities Act or an exemption therefrom. The Purchaser is consummating the transactions contemplated by this Agreement without any representation or warranty, expressed or implied, by the Seller except as expressly set forth in this Agreement. The Purchaser acknowledges and agrees that the Seller does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.

5.2. Investment Decision. The Purchaser understands that nothing in the Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.3. Organization; Good Standing and Qualification. The Purchaser (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.4. Authorization; Enforceability. The Purchaser has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies

5.5. Non-Contravention.

(a) The making and performance of this Agreement by the Purchaser and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of the Purchaser or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Purchaser is a party or, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Purchaser.

(b) No consent, approval, authorization or other order of, or notice to, registration, declaration or filing with, exemption or review by, or expiration or termination of any statutory waiting period of, any court, regulatory body, administrative agency or other governmental agency or body is required on the part of the Purchaser for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) There is not in effect any order enjoining or restraining the Purchaser from entering into or engaging in any of the transactions contemplated by this Agreement.

5.6. Acknowledgement; Value of Shares. The Purchaser acknowledges and confirms that it is aware that the Seller is not making any representation or warranty to the Purchaser whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Shares. The Purchaser acknowledges and confirms that it is aware that the closing sale price of the Shares (the “Stock Price”) has fluctuated since the Seller acquired the Shares and is likely to continue to fluctuate after the Closing, including possible material decreases to the Stock Price.

5.7. Access to Information. The Purchaser is not in the possession of material non-public information about the Company.

SECTION 6. Survival of Agreements; Non-Survival of Company Representations and Warranties. Notwithstanding any investigation made by any party to this Agreement, all covenants and agreements made by the Seller and the Purchaser herein and in the certificates for the Shares delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the Shares being purchased and the payment therefor. The Purchaser shall be responsible only for its own representations and warranties, agreements and covenants hereunder. The representations and warranties made by the Seller and the Purchaser herein shall survive for a period of one year following the later of the execution of this Agreement, the delivery to the Purchaser of the Shares being purchased and the payment therefor.

SECTION 7. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, e-mail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(a) if to the Purchaser, to:

Griffin Highline Capital LLC

4514 Cole Avenue

Suite 1650

Dallas, Texas 75205

Attention: Michael Doak, Manager

E-mail: md@griffinhighline.com

with a copy to:

Haynes and Boone, LLP

2323 Victory Avenue

Suite 700

Dallas, TX 75219

Attention: Greg Samuel

E-mail: greg.samuel@haynesboone.com

or to such other person at such other place as the Purchaser shall designate to the Seller in writing; and

(b) if to the Seller, to:

RenaissanceRe Ventures Ltd.

12 Crow Lane

Pembroke HM 19 Bermuda

Attention: Anne Korenblit

E-mail: anne.korenblit@renre.com

or at such other address or addresses as may have been furnished to the Purchaser in writing.

SECTION 8. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Seller and the Purchaser.

SECTION 9. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

SECTION 10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

SECTION 11. Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the federal law of the United States of America and the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Each of the Seller and the Purchaser submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Seller and the Purchaser irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 12. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Facsimile signatures (including electronically scanned copies of original signatures) shall be deemed original signatures.

SECTION 13. Entire Agreement. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Seller nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

SECTION 14. Fees and Expenses. Except as set forth herein, each of the Seller and the Purchaser shall pay its respective fees and expenses related to the transactions contemplated by this Agreement.

SECTION 15. Parties. This Agreement is made solely for the benefit of and is binding upon the Purchaser and the Seller and their respective executors, administrators, successors and assigns and no other person shall acquire or have any right under or by virtue of this Agreement.

SECTION 16. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

SECTION 17. Termination. This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing by either the Seller or the Purchaser upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the thirtieth (30th) day following the date of this Agreement; provided that if such day is not a business day, the first day following such day that is a business day; provided, however, that the right to terminate this Agreement under this Section 17 shall not be available to any person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 17 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement. Upon a termination in accordance with this Section, the Seller and the Purchaser shall not have any further obligation or liability (including arising from such termination) to the other.

17.1. Public Announcements. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), the Purchaser shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Seller; provided, that the Purchaser and its affiliates may provide information about the subject matter of this Agreement in connection with fundraising, marketing, informational, transactional or reporting activities.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

GRIFFIN HIGHLINE CAPITAL LLC

By:	/s/ Michael Doak

Name:	Michael Doak
Title:	Manager

RENAISSANCERE VENTURES LTD.

By:	/s/ Robert Qutub

Name:	Robert Qutub
Title:	Executive Vice President